NeuroPace Reports Third Quarter 2024 Financial Results and Increases 2024 Revenue Guidance

Grew revenue 28% year-over-year to $21.1 million in Q3 2024

Increased full-year 2024 revenue guidance to $78 million to $80 million

Demonstrated continued operating discipline through further decrease in cash burn

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – November 12, 2024 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the third quarter ended September 30, 2024, and provided a corporate update.

Recent Highlights
•Reported record revenue of $21.1 million in the third quarter of 2024, a 28% increase compared with $16.4 million for the third quarter of 2023 primarily driven by increased sales of the RNS System
•Delivered strong gross margin at 73.2%, well within the Company's guided range
•Decreased cash burn to $1.8 million in the third quarter of 2024 compared to $2.3 million in the third quarter of 2023, when a portion of interest expense was added to debt principal, demonstrating ongoing operating discipline
•Raised $2.9 million in net cash proceeds under the Company's at-the-market, or ATM, offering program, contributing to an overall increase in cash and short-term investments to $56.8 million at the end of Q3 2024, compared to $55.5 million at the end of the prior quarter
•Reported a meaningful increase in the number of Project CARE implants and referrals mostly driven by the foundational work during the pilot program, as well as the addition of new sales representatives
•Strengthened and expanded management team with key appointments of Brett Wingeier as VP of Research and Development, Katie Keller as VP of Marketing, and Amy Treadwell as VP of Human Resources
•Submitted positive three-year safety and effectiveness data from the Company's ongoing five-year prospective Post-Approval Study of the RNS System in adults with drug-resistant focal epilepsy. The Company looks forward to the publication and presentation of the full results pending expiration of publication embargo.
•Management plans to host an investor day in New York during the first quarter of 2025 with additional details to be announced

“I am very pleased with our performance in the third quarter, both with regard to record revenue and a further reduction in our cash burn as a result of our ongoing commitment to operating discipline. We have also strengthened our leadership team to further capitalize on this momentum and position NeuroPace to take full advantage of the exciting opportunities in front of us,” said Joel Becker, Chief Executive Officer of NeuroPace. “Looking ahead, we see tremendous opportunity to grow our business as we continue to execute our strategy of increasing access to RNS therapy by expanding within our current customer base at Comprehensive Epilepsy Centers, broadening site of service through Project CARE, and adding new indications for use to help close the treatment gap for drug-resistant epilepsy patients.”

Third Quarter 2024 Financial Results

Total revenue in the third quarter of 2024 grew 28% to $21.1 million, compared with $16.4 million in the third quarter of 2023. The Company’s revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from sales of DIXI Medical products.

Gross margin for the third quarter of 2024 was 73.2%, compared to 73.4% in the second quarter of 2024, in line with the Company's 2024 gross margin guidance range of 72-74%.

Total operating expenses in the third quarter of 2024 were $19.7 million, compared with $18.2 million in the same period of the prior year. R&D expense in the third quarter of 2024 was $5.8 million, compared with $4.8 million in the third quarter of 2023. This increase was primarily due to increased personnel and program expenses for product development, including AI software and next generation device platform projects, and clinical studies. SG&A expense in the third quarter of 2024 was $13.9 million, compared with $13.4 million in the prior year period, primarily due to an increase in sales and marketing personnel expenses.

Loss from operations was $4.2 million in the third quarter of 2024, compared with $6.0 million in the prior year period. Net loss was $5.5 million for the third quarter of 2024 compared with $7.3 million in the third quarter of 2023.

NeuroPace’s cash burn in the third quarter of 2024 was $1.8 million, compared with cash burn of $2.3 million in the third quarter of 2023, representing ongoing improvement attributable to the Company’s focus on operating discipline. Cash burn represents cash used in operations and capital expenditures. The Company's cash, cash equivalents and short-term investments balance as of September 30, 2024, was $56.8 million compared to $55.5 million at the end of the prior quarter. Cash burn for the quarter combined with cash increases from use of the ATM resulted in an increase of $1.3 million in the Company's cash, cash equivalents and short-term investments at the end of the quarter. Based on current projections, the Company believes that it has sufficient resources to fund its operations for the foreseeable future. Long-term borrowings totaled $59.3 million as of September 30, 2024.

Full Year 2024 Financial Guidance
•Total revenue to range between $78 million and $80 million, representing growth of 19% to 22% over 2023, an increase from the $76 million to $78 million range set last quarter
•Gross margin to range between 72% and 74%
•Total operating expenses to range between $80 million and $84 million, including approximately $10 million in stock-based compensation, a noncash expense

NeuroPace continues to expect revenue growth to be primarily driven by increasing sales of its RNS System, supported by higher sales of DIXI Medical stereo EEG products.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the third quarter 2024 financial results after market close on Tuesday, November 12, 2024, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://viavid.webcasts.com/starthere.jsp?ei=1690707&tp_key=080b652fbc. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13749123. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s current expectations, forecasts and beliefs; NeuroPace's ability to capitalize on performance and recent leadership changes; future financial performance, including management’s outlook for fiscal year 2024; NeuroPace’s commitment to effectively managing its operating expenses; and NeuroPace's ability to capitalize on increased market opportunities by expanding access to its RNS therapy, broadening site of service through Project CARE, and by adding new indications for use. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties related to market acceptance and adoption of NeuroPace’s RNS System; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; the risk that NeuroPace may not realize the intended benefits of its partnership with DIXI Medical; risks that the distribution agreement with DIXI Medical is not renewed; risks related to regulatory compliance and expectations for regulatory approvals to expand the market for NeuroPace’s RNS System; NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue	$21,060	$16,427	$58,440	$47,409
Cost of goods sold	5,640	4,194	15,543	12,832
Gross profit	15,420	12,233	42,897	34,577
Operating expenses
Research and development	5,754	4,795	17,603	15,401
Selling, general and administrative	13,909	13,388	43,312	41,299
Total operating expenses	19,663	18,183	60,915	56,700
Loss from operations	(4,243)	(5,950)	(18,018)	(22,123)
Interest income	754	769	2,343	2,228
Interest expense	(2,182)	(2,191)	(6,606)	(6,281)
Other income (expense), net	219	115	390	(580)
Net loss and comprehensive loss	$(5,452)	$(7,257)	$(21,891)	$(26,756)
Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(0.28)	$(0.76)	$(1.05)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	29,444,625	26,017,329	28,863,120	25,532,415

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash and cash equivalents	$15,418	$18,058
Short-term investments	41,412	48,396
Accounts receivable	11,561	12,314
Inventory	12,084	11,214
Prepaid expenses and other current assets	2,116	2,737
Total current assets	82,591	92,719
Property and equipment, net	1,041	1,003
Operating lease right-of-use asset	12,246	13,405
Restricted cash	122	122
Deferred offering costs	288	387
Other assets	15	15
Total assets	$96,303	$107,651
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,160	$2,332
Accrued liabilities	10,072	11,180
Operating lease liability	1,800	1,627
Deferred revenue	749	1,090
Total current liabilities	14,781	16,229
Long-term debt	59,266	56,954
Operating lease liability, net of current portion	12,433	13,814
Total liabilities	86,480	86,997
Stockholders’ equity
Common stock, $0.001 par value	30	28
Additional paid-in capital	535,493	524,435
Accumulated deficit	(525,700)	(503,809)
Total stockholders’ equity	9,823	20,654
Total liabilities and stockholders’ equity	$96,303	$107,651